Exhibit 99

CACI Reports Results for Its Fiscal 2016 Second Quarter

Net income of $30.3 million, up 23.1 percent

Revenue of $830.4 million, up 1.8 percent

Cash from operations of $56.2 million

Closes the acquisition of National Security Solutions

Raises FY16 annual guidance

ARLINGTON, Va.--(BUSINESS WIRE)--February 3, 2016--CACI International Inc (NYSE MKT: CACI), a leading information solutions and services provider to the federal government, announced results today for its second fiscal quarter ended December 31, 2015.

CEO Commentary and Outlook

Ken Asbury, CACI’s President and CEO, said, “I am proud that our team delivered solid performance, with positive organic revenue and net income growth for the second consecutive quarter. Our cash flow was strong, and we maintained our backlog at a high level. Earlier this week, we closed on our purchase of National Security Solutions (NSS) – the largest acquisition in our history. NSS broadens and deepens our customer relationships within Enterprise IT, Intelligence Services and other key market areas. It also expands our capabilities and brings outstanding credentials to help us pursue and win large, next generation IT contracts across the federal marketplace. We are raising our FY16 guidance to reflect the contribution from the NSS business. Looking ahead, we are confident that our market-driven focus on delivering innovative solutions and services to support critical national security missions will deliver long-term value for our shareholders.”

Second Quarter Results

(in millions except per-share data)	Q2, FY16	Q2, FY15	% Change
Revenue	$830.4	$815.4	1.8%
Operating income	$55.5	$47.5	16.7%
Net income attributable to CACI	$30.3	$24.6	23.1%
Diluted earnings per share	$1.23	$1.01	21.3%

Revenue for the second quarter of Fiscal Year 2016 (FY16) increased compared to the second quarter of Fiscal Year 2015 (FY15), driven by growth on existing contracts, new business, and acquired revenue. The higher operating income was due to the above factors for the increase in revenue and lower depreciation and amortization expense offset by $4.1 million of one-time acquisition-related expenses. The increase in net income was due to the factors noted above as well as lower net interest expense and a lower effective tax rate in the quarter. Cash provided by operations in the quarter was $56.2 million.

Additional Financial Metrics

	Q2, FY16	Q2, FY15	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$70.4	$64.7	8.9%
Diluted adjusted earnings per share, a non-GAAP measure	$1.73	$1.54	12.2%
Days sales outstanding	60	67

Second Quarter Awards, Contract Funding Orders, and Other Highlights

Our contract awards were $671 million in the second quarter of FY16. Over 40 percent of our awards in the quarter were for new business. Two of our key awards during the quarter included:

  A $199 million, five-year contract to provide operations and maintenance support and enhancements for the U.S. Department of Agriculture’s Web-Based Supply Chain Management system. This award represents new work in our Business Systems and Logistics and Material Readiness market areas.
  A $56.3 million, five-year contract to provide systems engineering and software development and sustainment services and solutions for the U.S. Army Program Executive Office for Command, Control, Communications – Tactical Project Director Network Enablers. This award represents both new and continuing work in our Communications market area.

Contract funding orders in the second quarter were $541 million. Our total backlog at December 31, 2015 was $10.4 billion, an increase of 6.2 percent, compared with $9.8 billion at the end of the second quarter of FY15. Funded backlog at December 31, 2015 was $2.0 billion, an increase of 5.8 percent, compared with $1.9 billion at December 31, 2014.

In response to the need by a number of government customers during the quarter to address the increasing threat posed by unmanned aircraft systems (UAS), we are rapidly deploying SkyTracker™. This proprietary system accurately and reliably detects, identifies, tracks, and mitigates UAS threats.

CACI’s Board of Directors chartered the Culture, Character, Integrity, and Ethics Committee to oversee the company’s efforts to institutionalize its culture of good character and company-wide commitment to ethics and integrity. The Committee is chaired by Dr. J.P. London, Executive Chairman and Chairman of the Board. The introduction of the Culture, Character, Integrity and Ethics Committee continues CACI’s vigilance and leadership efforts to uphold the highest standards of honesty and excellence in achieving its customers’ critical missions and growth as a business.

Six Months Results

(in millions except per-share data)	Six Months, FY16	Six Months, FY15	% Change
Revenue	$1,652.9	$1,630.1	1.4%
Operating income	$120.0	$107.6	11.5%
Net income attributable to CACI	$64.1	$55.8	15.0%
Diluted earnings per share	$2.60	$2.30	12.9%

Revenue increased compared to revenue for the first half of FY15 due to growth on existing contracts, new business, and acquired revenue. The higher operating and net income in the first half of FY16 was due primarily to the above factors for the increase in revenue and lower depreciation and amortization expense offset by one-time acquisition-related expenses. Net cash provided by operations in the first half of FY16 was $134.7 million.

Additional Financial Metrics

	Six Months, FY16	Six Months, FY15	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$149.7	$141.9	5.5%
Diluted adjusted earnings per share, a non-GAAP measure	$3.57	$3.35	6.6%

Closing of Transaction for L-3’s National Security Solutions Division

On February 1, 2016, we closed on our acquisition of NSS, which we announced on December 8, 2015, for $550 million in cash. NSS is a prime mission partner to the Department of Defense, intelligence agencies, and the U.S. Federal Civilian Government. The largest acquisition in CACI’s history, NSS has approximately 4,000 employees worldwide. The acquisition significantly expands opportunities in our Enterprise IT, Intelligence Services and other key market areas, and allows us to offer a broader array of solutions to our customers. It is expected to be accretive in FY16, excluding one-time transaction expenses, and at least 10 percent accretive to both our Fiscal Year 2017 GAAP and diluted adjusted earnings per share.

CACI Updates Its FY16 Guidance

We are updating the FY16 guidance we issued on October 28, 2015 to include the effects of the acquisition of NSS, including one-time transaction expenses. The table below summarizes our FY16 guidance ranges and represents our views as of February 3, 2016:

(In millions except for earnings per share)	Current Fiscal Year 2016 Guidance	Previous Fiscal Year 2016 Guidance
Revenue	$3,700 - $3,900	$3,300 - $3,500
Net income attributable to CACI	$133 - $143	$130 - $140
Effective corporate tax rate	38.5%	38.5%
Diluted earnings per share	$5.37 - $5.77	$5.24 - $5.65
Diluted weighted average shares	24.8	24.8

Following are the key factors related to our updated FY16 guidance:

  We expect that the acquisition of NSS will generate $400 million to $450 million in revenue and $10 million to $15 million of net income before $6-$7 million of one-time, after-tax acquisition-related costs in the second half of FY16. In addition, we incurred about $3 million of one-time, after-tax acquisition expenses in our first half.
  Depreciation and intangible amortization is now expected to be approximately $65 million.
  Net interest expense is now expected to be approximately $42 million.
  We expect that operating cash flow will be in excess of $225 million.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, February 4, 2016 during which members of our senior management team will be making a brief presentation focusing on second quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 1-888-771-4371 and enter the confirmation code 41539249. A replay of the call will also be available over the Internet and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap 600 Index. CACI provides dynamic careers for over 20,000 employees worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Financial

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	12/31/2015	12/31/2014	% Change	12/31/2015	12/31/2014	% Change
Revenue	$830,437	$815,423	1.8%	$1,652,879	$1,630,149	1.4%
Costs of revenue
Direct costs	547,140	546,694	0.1%	1,084,564	1,083,298	0.1%
Indirect costs and selling expenses	213,144	204,406	4.3%	418,844	405,233	3.4%
Depreciation and amortization	14,670	16,795	-12.7%	29,481	34,031	-13.4%
Total costs of revenue	774,954	767,895	0.9%	1,532,889	1,522,562	0.7%
Operating income	55,483	47,528	16.7%	119,990	107,587	11.5%
Interest expense and other, net	8,180	8,600	-4.9%	17,362	17,680	-1.8%
Income before income taxes	47,303	38,928	21.5%	102,628	89,907	14.1%
Income taxes	16,965	14,292	18.7%	38,488	34,014	13.2%
Net income	30,338	24,636	23.1%	64,140	55,893	14.8%
Noncontrolling interest	-	6		-	(121)
Net income attributable to CACI	$30,338	$24,642	23.1%	$64,140	$55,772	15.0%

Basic earnings per share	$1.25	$1.03	21.3%	$2.65	$2.35	12.6%
Diluted earnings per share	$1.23	$1.01	21.3%	$2.60	$2.30	12.9%

Weighted average shares used in per share computations:
Basic	24,246	23,890		24,227	23,728
Diluted	24,681	24,314		24,655	24,210

Statement of Operations Data (Unaudited)
	Quarter Ended			Six Months Ended
	12/31/2015	12/31/2014	% Change	12/31/2015	12/31/2014	% Change
Operating income margin	6.7%	5.8%		7.3%	6.6%
Tax rate	35.9%	36.7%		37.5%	37.9%
Net income margin	3.7%	3.0%		3.9%	3.4%

Adjusted EBITDA*	$70,439	$64,657	8.9%	$149,708	$141,904	5.5%
Adjusted EBITDA Margin	8.5%	7.9%		9.1%	8.7%

Adjusted net income attributable to CACI*	$42,600	$37,411	13.9%	$87,940	$81,002	8.6%
Diluted adjusted earnings per share	$1.73	$1.54	12.2%	$3.57	$3.35	6.6%

*See Reconciliation of Net Income to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization and to Adjusted Net Income on page 10.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)
	12/31/2015	6/30/2015
ASSETS:
Current assets
Cash and cash equivalents	$68,997	$35,364
Accounts receivable, net	561,091	596,155
Prepaid expenses and other current assets	45,570	44,941
Total current assets	675,658	676,460

Goodwill and intangible assets, net	2,386,752	2,384,998
Property and equipment, net	59,441	63,689
Other long-term assets	131,434	131,969
Total assets	$3,253,285	$3,257,116

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$38,965	$38,965
Accounts payable	65,817	56,840
Accrued compensation and benefits	168,369	185,830
Other accrued expenses and current liabilities	126,156	118,046
Total current liabilities	399,307	399,681

Long-term debt, net of current portion	955,491	1,029,335
Other long-term liabilities	353,644	347,828
Total liabilities	1,708,442	1,776,844

Shareholders' equity	1,544,843	1,480,272
Total liabilities and shareholders' equity	$3,253,285	$3,257,116

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Six Months Ended
	12/31/2015	12/31/2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$64,140	$55,893
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	29,481	34,031
Amortization of deferred financing costs	1,152	1,378
Stock-based compensation expense	8,473	6,194
Provision for deferred income taxes	12,045	15,355
Undistirbuted earnings of unconsolidated joint ventures	(98)	(407)
Changes in operating assets and liabilities
Accounts receivable, net	35,216	(7,443)
Prepaid expenses and other assets	(7,170)	630
Accounts payable and accrued expenses	11,870	16,543
Accrued compensation and benefits	(16,998)	(9,945)
Income taxes receivable and payable	(2,768)	(18,318)
Other liabilities	(647)	(635)
Net cash provided by operating activities	134,696	93,276

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,642)	(7,330)
Purchases of businesses, net of cash acquired	(15,578)	-
Investment in unconsolidated joint venture	-	460
Other	(684)	636
Net cash used in investing activities	(23,904)	(6,234)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under credit facilities	(74,494)	(115,528)
Proceeds from employee stock purchase plans	1,577	1,745
Repurchases of common stock	(1,689)	(1,776)
Payment of taxes for equity transactions	(2,560)	(6,401)
Other	1,395	2,600
Net cash used in financing activities	(75,771)	(119,360)
Effect of exchange rate changes on cash and cash equivalents	(1,388)	(1,269)
Net increase (decrease) in cash and cash equivalents	33,633	(33,587)
Cash and cash equivalents, beginning of period	35,364	64,461
Cash and cash equivalents, end of period	$68,997	$30,874

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2015		12/31/2014		$ Change	% Change
Department of Defense	$543,716	65.5%	$548,160	67.2%	$(4,444)	-0.8%
Federal Civilian Agencies	232,773	28.0%	213,378	26.2%	19,395	9.1%
Commercial and other	53,948	6.5%	53,885	6.6%	63	0.1%
Total	$830,437	100.0%	$815,423	100.0%	$15,014	1.8%

	Six Months Ended
(dollars in thousands)	12/31/2015		12/31/2014		$ Change	% Change
Department of Defense	$1,087,235	65.8%	$1,102,458	67.6%	$(15,223)	-1.4%
Federal Civilian Agencies	458,196	27.7%	421,623	25.9%	36,573	8.7%
Commercial and other	107,448	6.5%	106,068	6.5%	1,380	1.3%
Total	$1,652,879	100.0%	$1,630,149	100.0%	$22,730	1.4%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2015		12/31/2014		$ Change	% Change
Cost reimbursable	$394,425	47.5%	$376,197	46.1%	$18,228	4.8%
Fixed price	288,883	34.8%	294,239	36.1%	(5,356)	-1.8%
Time and materials	147,129	17.7%	144,987	17.8%	2,142	1.5%
Total	$830,437	100.0%	$815,423	100.0%	$15,014	1.8%

	Six Months Ended
(dollars in thousands)	12/31/2015		12/31/2014		$ Change	% Change
Cost reimbursable	$782,423	47.3%	$750,339	46.0%	$32,084	4.3%
Fixed price	578,184	35.0%	586,349	36.0%	(8,165)	-1.4%
Time and materials	292,272	17.7%	293,461	18.0%	(1,189)	-0.4%
Total	$1,652,879	100.0%	$1,630,149	100.0%	$22,730	1.4%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2015		12/31/2014		$ Change	% Change
Prime	$758,336	91.3%	$726,310	89.1%	$32,026	4.4%
Subcontractor	72,101	8.7%	89,113	10.9%	(17,012)	-19.1%
Total	$830,437	100.0%	$815,423	100.0%	$15,014	1.8%

	Six Months Ended
(dollars in thousands)	12/31/2015		12/31/2014		$ Change	% Change
Prime	$1,500,914	90.8%	$1,452,289	89.1%	$48,625	3.3%
Subcontractor	151,965	9.2%	177,860	10.9%	(25,895)	-14.6%
Total	$1,652,879	100.0%	$1,630,149	100.0%	$22,730	1.4%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2015	12/31/2014	$ Change	% Change
Contract Funding Orders	$541,358	$570,753	$(29,395)	-5.2%
	Six Months Ended
(dollars in thousands)	12/31/2015	12/31/2014	$ Change	% Change
Contract Funding Orders	$1,669,834	$1,920,649	$(250,815)	-13.1%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2015		12/31/2014		$ Change	% Change
Direct labor	$259,835	47.5%	$257,275	47.1%	$2,560	1.0%
Other direct costs	287,305	52.5%	289,419	52.9%	(2,114)	-0.7%
Total direct costs	$547,140	100.0%	$546,694	100.0%	$446	0.1%

	Six Months Ended
(dollars in thousands)	12/31/2015		12/31/2014		$ Change	% Change
Direct labor	$530,299	48.9%	$515,394	47.6%	$14,905	2.9%
Other direct costs	554,265	51.1%	567,904	52.4%	(13,639)	-2.4%
Total direct costs	$1,084,564	100.0%	$1,083,298	100.0%	$1,266	0.1%

Selected Financial Data (Continued)

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Adjusted Net Income
(Unaudited)

The Company views Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share as important indicators  of performance, consistent with the manner in which management measures and forecasts the Company’s performance.   EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies.  We believe Adjusted Net Income is a significant driver of long-term value and is used by investors to measure our performance.  This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business.  Adjusted EBITDA is defined by us as GAAP net income attributable to CACI plus net interest expense, income taxes, depreciation and amortization, and earn-out adjustments.  Adjusted EBITDA margin is adjusted EBITDA divided by revenue.  Adjusted Net Income is defined by us as GAAP net income attributable to CACI plus stock-based compensation expense, depreciation and amortization, amortization of financing costs, non-cash interest expense, and earn-out adjustments net of related tax effects.  Diluted Adjusted Earnings Per Share is Adjusted Net Income divided by diluted weighted-average shares, as reported.  Adjusted EBITDA and Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies.  These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2015	12/31/2014	% Change	12/31/2015	12/31/2014	% Change
Net income attributable to CACI	$30,338	$24,642	23.1%	$64,140	$55,772	15.0%
Plus:
Income taxes	16,965	14,292	18.7%	38,488	34,014	13.2%
Interest income and expense, net	8,327	8,928	-6.7%	17,460	18,087	-3.5%
Depreciation and amortization	14,670	16,795	-12.7%	29,481	34,031	-13.4%
Earn-out adjustments	139	-		139	-
Adjusted EBITDA	$70,439	$64,657	8.9%	$149,708	$141,904	5.5%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2015	12/31/2014	% Change	12/31/2015	12/31/2014	% Change
Revenue, as reported	$830,437	$815,423	1.8%	$1,652,879	$1,630,149	1.4%
Adjusted EBITDA	$70,439	$64,657	8.9%	$149,708	$141,904	5.5%
Adjusted EBITDA margin	8.5%	7.9%		9.1%	8.7%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2015	12/31/2014	% Change	12/31/2015	12/31/2014	% Change
Net income attributable to CACI	$30,338	$24,642	23.1%	$64,140	$55,772	15.0%
Plus:
Stock-based compensation	4,835	3,574	35.3%	8,473	6,194	36.8%
Depreciation and amortization	14,670	16,795	-12.7%	29,481	34,031	-13.4%
Amortization of financing costs	575	687	-16.3%	1,152	1,378	-16.4%
Earn-out adjustments	139	-		139	-
Less:
Related tax effect	(7,957)	(8,287)	-4.0%	(15,445)	(16,373)	-5.7%

Adjusted net income attributable to CACI	$42,600	$37,411	13.9%	$87,940	$81,002	8.6%

	Quarter Ended			Six Months Ended
(shares in thousands)	12/31/2015	12/31/2014	% Change	12/31/2015	12/31/2014	% Change
Diluted weighted average shares, as reported	24,681	24,314		24,655	24,210
Diluted earnings per share	$1.23	$1.01	21.3%	$2.60	$2.30	12.9%
Diluted adjusted earnings per share	$1.73	$1.54	12.2%	$3.57	$3.35	6.6%

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President,
Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President,
Investor Relations
866-606-3471
ddragics@caci.com